Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Oppenheimer Main Street Small Cap Fund:

We consent to the use in this Registration Statement of Oppenheimer Main Street Small Cap Fund, of our report dated April 22, 2013, included in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/KPMG LLP
KPMG LLP

Denver,Colorado
April 22, 2013